Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of our report dated January 28, 2025, relating to the consolidated financial statements of Athena Bitcoin Global for the years ended December 31, 2023 and December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ FGMK, LLC

Chicago, Illinois

February 11, 2025